EXHIBIT 10.6


                               September 22, 1999



Mr. John F. McGovern
4456 Paces Battle Drive
Atlanta, Georgia  30327

Dear Jack:

This letter will confirm our agreement regarding your resignation from Georgia-Pacific Corporation ("Georgia-Pacific" or the "Company"). As we discussed, the effective date of your resignation as Executive Vice President - Finance and Chief Financial Officer will be November 1, l999, and you will submit your formal resignation from that position and from any other officer or director positions you may hold with any Georgia-Pacific subsidiary effective on that date.

As a result of your resignation, you will be entitled to the same normal benefits as any similarly situated employee of the Company. In addition, we have agreed to the following arrangements:

         1) You will be allowed to defer your resignation as a regular employee until February 29, 2000 (your "deferred resignation date"). During this extended employment period, we will continue your pay at your current base rate of $475,000/annum. Except as provided below, you will continue to be eligible for all perquisites of officer status until December 31, 1999 and for all benefits of employment as a regular salaried employee until your deferred resignation date.

                  You will not be expected (nor will you be authorized) to perform any duties for or on behalf of Georgia-Pacific after November 1, 1999. However, during your extended employment period, you will be expected to abide by the same employment policies as other regular salaried employees, including but not limited to the Code of Business Conduct. In the unlikely event you violate those policies, you would, as any other employee, be subject to such employment action and benefits as the timing and circumstances would warrant.

                  Deferring the effective date of your resignation has the following effect on your normal benefits:

                  a) You will continue to accrue benefits under the Georgia-Pacific Corporation Salaried Employees Retirement Plan ("SERP") and the Georgia-Pacific Corporation Savings and Capital Growth Plan ("Savings Plan") through your deferred resignation date. You may request distribution of your vested account balance under the Savings Plan and your Personal Account balance under the SERP following your deferred resignation date. You may also elect to leave your funds in the plans (but no later than your attainment of age 70 1/2) and withdraw them at some future time of your choosing. Under the Savings Plan and the SERP, you are eligible for a lump sum distribution of your account balance or Personal Account (as the case may be) at any time, or in the alternative, an immediate or deferred annuity commencing at a time of your choosing (but no later than age 70 1/2). You should note that the "annuity equivalent" of the portion of your account balance under the Savings Plan attributable to Company contributions and your Personal Account balance under the SERP will reduce your

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Mr. John F. McGovern
September 22, 1999
Page 2

                           benefits under your Officer Retirement Agreement, regardless of whether you have received your distribution of these amounts or not.

                  b) Your present executive (face amount $950,000) and supplemental (face amount $200,000) life insurance will terminate on your deferred resignation date. However, you may then convert your executive and supplemental life insurance coverages to individual policies by contacting the Human Resources Service Center. You will have 31 days from your deferred resignation date to accomplish this conversion. During this conversion period, you will continue to be covered under the life insurance program. At the end of the conversion period, your coverage will stop if you have not elected to convert your coverage to an individual policy.

                  c) Your present (active employee) medical/dental/vision and long-term disability coverages will terminate on your deferred resignation date. Under COBRA, however, you will be entitled to continue your present medical/dental/vision plan coverage for a maximum of eighteen (18) months thereafter. You will receive more detailed information regarding the procedures for electing this coverage under separate cover.

         2) We will pay you a lump sum of $673,147, less applicable tax withholding, will be paid to you as soon as practicable after January 1, 2000.

         3) We will pay you $45,673 in lieu of all earned and accrued vacation entitlements after November 1, 1999. This sum, less applicable tax withholding, will be paid to you as soon as practicable after your deferred resignation date.

         4) You will receive a bonus under the Georgia-Pacific Corporation Economic Value Incentive Plan (the "Incentive Plan") for 1999 in an amount determined by the Compensation Committee of the Board of Directors of the Company, which shall not be less than $299,300. This payment, less applicable tax withholding, will be made to you at the time Incentive Plan payments are made to regular participants. You will not be entitled to any payment under the Incentive Plan for 2000.

         5) We will amend your stock option agreements under the Georgia-Pacific Corporation 1995 Shareholder Value Incentive Plan ("SVIP"), the Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan ("G-P LTIP"), and the Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan ("Timber LTIP") to provide for accelerated vesting and/or extended exercise periods for certain of your outstanding options (except for your 1997 grants under the SVIP) so that, as of your deferred resignation date, your outstanding options will be vested and exercisable as follows:

        --------------------- ---------- ---------- ---------------------------
                 PLAN         AWARD DATE   VESTED      EXERCISE PERIOD
                                         PERCENTAGE
        --------------------- ---------- ---------- ---------------------------
        SVIP (G-P and Timber
        Stock)                 04/01/95     100%    Through March 31, 2005
        --------------------- ---------- ---------- ---------------------------
        SVIP (G-P and
        Timber Stock)          02/01/96     100%    Through January 31, 2006
        --------------------- ---------- ---------- ---------------------------
        1997 Timber LTIP       12/17/97     100%    Through December 31, 2005
        --------------------- ---------- ---------- ---------------------------
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Mr. John F. McGovern
September 22, 1999
Page 3

        --------------------- ---------- ---------- ---------------------------
        1997 G-P LTIP          01/29/98     100%    Through December 31, 2005
        --------------------- ---------- ---------- ---------------------------
        1997 G-P LTIP          01/28/99     100%    Through December 31, 2005
        --------------------- ---------- ---------- ---------------------------

                  In the event that your February 3, 1997 grants under the SVIP to purchase G-P Stock and/or Timber Stock vest on February 3, 2000 due to attainment of the SVIP's performance standards, you will be able to exercise the vested options at any time prior to February 3, 2007. If either of such grants do not vest on February 3, 2000, then the Company, at its option, may either i) amend the SVIP to provide for 100% vesting and an extended exercise period for either of such options through February 2, 2007, or ii) pay you a lump sum amount equal to the excess of the closing price of G-P Stock or Timber Stock, as applicable, on any date before February 3, 2007 selected by you, over the stated exercise price for such options.

                  In addition, your Performance Share Grant Agreement under the G-P LTIP dated January 28, 1999 will be amended to waive the five year vesting requirement with respect to any Performance Shares which are awarded for the Performance Period ending on December 31, 1999.

         6) We will amend your Officer Retirement Agreement so that you will be eligible to receive "Early Retirement" benefits beginning in March 2000, but otherwise subject to the terms and conditions of the Agreement, including but not limited to
                  Section 9. Your monthly early retirement benefit at such time will equal 72 percent of your accrued monthly normal retirement benefit as of your deferred resignation date. Your accrued monthly normal retirement benefit is 50 percent of your average monthly cash salary reduced by the "annuity equivalent" (as defined in the agreement) of your benefit entitlements under any other retirement plans sponsored by Georgia-Pacific or its subsidiaries (to the extent attributable to Georgia-Pacific's contributions). Your monthly "cash salary" will be calculated as of December 31, 1999 and will take into account your base salary (including deferrals in the Savings Plan) and incentive bonuses during your 48 months of employment immediately preceding that date. If certain conditions are met, the agreement provides death benefits for your surviving spouse.

         7) The Company will pay the premiums for extended medical/dental/vision coverage under COBRA for you and your dependents for a maximum of eighteen months following your deferred resignation date. In order to implement this coverage, when you receive your COBRA notice, you must promptly elect continuation coverage in accordance with the instructions in the notice. The Company payment will be made directly to the applicable health plan. At the end of the COBRA continuation coverage period, the Company will provide continued medical benefits for you and your dependents that are substantially similar to the medical benefits provided under Georgia-Pacific's retiree medical program as in effect from time to time. You will be required to contribute 50% of the premium costs for such benefits until you attain age 65 and 100% of the premium costs thereafter. Any such medical benefits may, at the Company's option, be provided through the purchase of an insurance policy. Regardless of whether your medical benefits are provided through insurance or otherwise, the amount of your premium costs shall be the same as the premium charged to participants under Georgia-Pacific's retiree medical program from time to time.

If you have any questions concerning your termination or welfare benefits contact Patricia A. Barnard in the Compensation and Benefits Department in Atlanta at 404/652-5584. Questions pertaining to the SVIP,

Mr. John F. McGovern
September 22, 1999
Page 4

the 1997 Timber LTIP, or the 1997 G-P LTIP should be directed to First Chicago Trust at 1-888-700-3837. Of course, all benefits will be subject to applicable taxes as well as to the terms and conditions of the applicable benefit plan, policy or arrangement.

As you know, the arrangement detailed above adds substantially to those benefits to which you are normally entitled upon your separation from Georgia-Pacific. In consideration of these additional benefits, and so that there will be no misunderstanding as to your entitlement to any additional money or benefits, you must agree to release Georgia-Pacific, all related companies, and their officers, directors, and employees, from all actions, claims and liabilities of any kind arising out of either your employment with Georgia-Pacific or your separation from employment. This release includes (but is not limited to) any rights or claims you may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any claims for wrongful discharge arising from your separation from employment and any claims under any Georgia-Pacific severance plan. This release includes both claims that you know about and those you may not know about. However, this release does not affect your rights under this resignation agreement, any claim for indemnification under the "Indemnification of Directors and Officers" article of the Georgia-Pacific Corporation By-laws or any rights you have accrued under the SERP, the Savings Plan, your Officer Retirement Agreement (as amended) or insurance or other welfare benefit plans (other than any severance plans or arrangements). Nor does this release waive or release any rights or claims that you may have under the Age Discrimination in Employment Act which arise after the date you sign this agreement. Of course, I know you understand that nothing in this letter is to be construed as an admission of liability of wrongdoing of any sort by Georgia-Pacific.

The special benefits package described above is also conditioned on your promise never to file a lawsuit asserting any claims which are included in the release set out in the preceding paragraph. If you break this promise, you agree to pay for all costs incurred by Georgia-Pacific, any related company, or the directors or employees of any of them, including reasonable attorneys' fees in defending against your claim. Moreover, if you file any such lawsuit or other claim, you agree that Georgia-Pacific has the right, in its sole discretion, not to pay any special payment outlined above and/or to cease the payment of any further benefits under the special arrangement outlined above, and you further agree to tender back any and all payments previously paid under this agreement.

As another condition, you must agree to provide, to the extent necessary, reasonable cooperation and consultation with the Company and its attorneys regarding any litigation or claims arising our of matters that were under your management or responsibility. Obviously, Georgia-Pacific will reimburse your reasonable out-of-pocket expenses associated with such cooperation and assistance.

As a final condition, you must agree to keep the terms of this agreement confidential. You agree not to disclose any provision of this agreement to anyone except as set forth below or as necessary in the filing of your tax returns or with the express written consent of Georgia-Pacific.

I urge you to think over the terms of this proposed agreement carefully before accepting it and to discuss it with your family, an attorney of your choice or your financial advisor before making a decision. Our offer will remain open for twenty-one days from the date of this letter. Once you have agreed to the terms

Mr. John F. McGovern
September 22, 1999
Page 5

set out in this letter (as evidenced by your signature below) you will have one week in which to revoke your decision. This agreement will not become effective or enforceable until one week from the date of your signature (assuming of course, that you do not revoke it), and thus the special payments described above cannot be paid prior to that time.

If you feel you need more time to make a decision or if you would like to discuss this matter further, let me know. By signing below, you are indicating that you have discussed the terms of our proposed agreement with whomever you wished, that you have had as much time as you wished in which to consider it, that you fully understand it, including its final and binding effect, and that you fully and voluntarily agree to the terms and conditions set forth. By signing below, you are also indicating that the terms and provisions set forth in this letter constitute the entire agreement between you and Georgia-Pacific and supersede all previous communications, negotiations, proposals, representations, conditions, or other agreements, whether written or oral, between you and Georgia-Pacific with respect to the subject matter of this letter.

Finally, it is routine for the Company to remind all departing employees, but especially departing officers, of their obligations under the Employee Confidential Information and Invention Agreement. As you are no doubt aware, this agreement requires you to maintain in perpetuity the confidentiality of Company trade secrets and any other secret, confidential, or proprietary information of the Company, including, but not limited to, secret, confidential or proprietary information concerning:

   --Company products, equipment, processes, formulas, methods and procedures; --Company personnel, customers, suppliers, contractors, and agents; --Company plans, strategies, records, communications, and procedures, including but not limited to litigation strategies, information developed in anticipation of litigation and information protected by the attorney/client privilege; and
   --computer software and documentation owned or licensed by the Company.

On behalf of Georgia-Pacific, I extend to you my best wishes for success in your future endeavors.

                                            Sincerely,

                                            GEORGIA-PACIFIC CORPORATION



                                             By: /s/ JAMES F. KELLEY
                                                 -------------------
                                                  James F. Kelley
                                                  Senior Vice President - Law
                                                  and General Counsel

Mr. John F. McGovern
September 22, 1999
Page 6



SO AGREED:

/s/ JOHN F. MCGOVERN
-----------------------
John F. McGovern


Date:  September 22, 1999